Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-272437 on Form S-3 and Registration Statement No. 333-216669 on Form S-8 of Century Casinos, Inc. of our report dated March 17, 2023, relating to the financial statements of Evitts Resort, LLC as of and for the years ended December 31, 2022 and 2021 appearing in this Current Report on Form 8-K/A of Century Casinos, Inc.

/s/ Ernst & Young LLP

Las Vegas, Nevada

October 4, 2023